Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following is a summary of all material characteristics of the capital stock of LightPath Technologies, Inc., a Delaware corporation (“LightPath,” the “Company,” “we,” “us,” or “our”), as set forth in our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Amended and Restated Bylaws, as further amended (the “Bylaws”), and as registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part and to the provisions of the Delaware General Corporate Law (the “DGCL”). We encourage you to review complete copies of our Certificate of Incorporation and our Bylaws, and the applicable provisions of the DGCL for additional information.

General

Our authorized capital stock consists of 55,000,000 shares, divided into 50,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). Under our Certificate of Incorporation, our board of directors (our “Board”) has the authority to issue such shares of Common Stock and Preferred Stock in one or more classes or series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by our Board and filed as designations.

Class A Common Stock

Of the 50,000,000 shares of Common Stock authorized in our Certificate of Incorporation, our Board has designated 44,500,000 shares as Class A common stock, par value $0.01 per share (the “Class A Common Stock”). As of September 9, 2020, 26,012,831 shares of our Class A Common Stock were outstanding. The remaining 5,500,000 shares of authorized Common Stock were designated as Class E-1 Common Stock, Class E-2 Common Stock, or Class E-3 Common Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock.

Holders of our Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, and are entitled to receive dividends when and as declared by our Board out of funds legally available therefore for distribution to stockholders and to share ratably in the assets legally available for distribution to stockholders in the event of the liquidation or dissolution, whether voluntary or involuntary, of LightPath. We have not paid any dividends and do not anticipate paying any dividends on our Class A Common Stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. Our Class A Common Stockholders do not have cumulative voting rights in the election of directors and have no preemptive, subscription, or conversion rights. Our Class A Common Stock is not subject to redemption by us.

As of September 9, 2020, we have reserved for issuance 2,319,851 shares of our Class A Common Stock underlying outstanding restricted stock units, 762,391 shares of our Class A Common Stock for issuance upon the exercise of outstanding stock options, 930,326 shares of our Class A Common Stock for issuance under the 2018 Stock and Incentive Compensation Plan, and 303,294 shares of our Class A Common Stock for issuance under our 2014 Employee Stock Purchase Plan.

The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, N.A.

Preferred Stock

Of the 5,000,000 shares of Preferred Stock authorized, our Board has previously designated:

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250 shares of Preferred Stock as Series A Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock and may not be reissued;
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300 shares of Preferred Stock as Series B Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock and may not be reissued;
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500 shares of Preferred Stock as Series C Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock and may not be reissued;
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500,000 shares of Preferred Stock as Series D Preferred Stock, none of which have been issued; however, in 1998, our Board declared a dividend distribution as a right to purchase one share of Series D Preferred Stock for each outstanding share of Class A Common Stock upon occurrence of certain events. The rights will be exercisable only if a person or group acquires twenty percent (20%) or more of the Class A Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of twenty percent (20%) or more of the Class A Common Stock. As of September 9, 2020, no such triggering event has occurred. If, in the future, any shares of Series D Preferred Stock are issued, the stockholders of Series D Preferred Stock are entitled to one vote for each share held; and
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500 shares of our Preferred Stock as Series F Preferred Stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A Common Stock and may not be reissued.

Of the 5,000,000 shares of Preferred Stock, 4,498,450 shares of our Preferred Stock remain available for designation by our Board. Accordingly, our Board is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock could have the effect of restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock, impairing the liquidation rights of the Class A Common Stock, or delaying or preventing a change in control of us, all without further action by our stockholders.

Series D Participating Preferred Stock Purchase Rights

On February 25, 1998, our Board declared a dividend distribution of a right to purchase one share of Series D Participating Preferred Stock (the “Rights”) for each outstanding share of Class A Common Stock, which dividend distribution was paid on May 1, 1998. The Rights are designated to guard against partial tender offers and other abusive and coercive tactics that might be used in an attempt to gain control of us or to deprive our stockholders of their interest in our long-term value. These Rights seek to achieve these goals by forcing a potential acquirer to negotiate with our Board (or go to court to try to force the Board to redeem the Rights), because only our Board can redeem the Rights and allow the potential acquirer to acquire our shares without suffering very significant dilution. However, these Rights also could deter or prevent transactions that stockholders deem to be in their interests, and could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our Class A Common Stock.

Options

As of September 9, 2020, we had 762,391 shares of our Class A Common Stock underlying stock options outstanding, having a weighted-average exercise price of approximately $1.66 per share.

Certain Provisions of our Certificate of Incorporation, our Bylaws, and the DGCL

In addition to the Rights, certain provisions in our Certificate of Incorporation and Bylaws, as well as certain provisions of the DGCL, may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price of the shares held by stockholders. These provisions contained in our Certificate of Incorporation and Bylaws include the items described below.

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Classified Board. Our Certificate of Incorporation provides that our Board is to be divided into three classes, as nearly equal in number as possible, with directors in each class serving three-year terms. Provisions of this type may serve to delay or prevent an acquisition of us or a change in our directors and officers.
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No Written Consents. Our Certificate of Incorporation and Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent.
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Special Meetings of Stockholders. Our Bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, President, or a majority of our Board.
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Stockholder Advance Notice Procedures. Our Bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing and also specify requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before a meeting of our stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in our management.
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No Cumulative Voting. Our Certificate of Incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares could be able to ensure the election of one or more directors.
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Exclusive Forum. Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the courts in the State of Delaware are, to the fullest extent permitted by applicable law, the sole and exclusive forum for any claims, including claims in the right of the Company, brought by a stockholder (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware.
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Undesignated Preferred Stock. Because our Board has the power to establish the preferences and rights of the shares of any additional series of Preferred Stock, it may afford holders of any Preferred Stock preferences, powers, and rights, including voting and dividend rights, senior to the rights of holders of our Class A Common Stock, which could adversely affect the holders of our Class A Common Stock and could discourage a takeover of us even if a change of control of LightPath would be beneficial to the interests of our stockholders.

These and other provisions contained in our Certificate of Incorporation and Bylaws are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. However, these provisions could delay or discourage transactions involving an actual or potential change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests.

In addition, we are subject to the provisions of Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless:

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The board of directors of the corporation approved the business combination or other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction;
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Upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers of the corporation and shares issued under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of a corporation’s voting stock.

Section 203 of the DGCL could depress our stock price and delay, discourage, or prohibit transactions not approved in advance by our Board, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our Class A Common Stock.

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